Exhibit 99.1

Semler Reports Second Quarter and First Half of 2022 Financial Results

2022 Q2 quarterly HIGHLIGHTS compared to the corresponding period of 2021:

●Revenues were $14.8 million, an increase of 4%, compared to $14.3 million
●Net income was $4.1 million, or $0.60 per basic share and $0.51 per diluted share, compared to $6.7 million, or $1.00 per basic share and $0.83 per diluted share
●Cash and cash equivalents at June 30, 2022 increased to $40.0 million from $28.5 million

Santa Clara, CA – August 2, 2022 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and six months ended June 30, 2022.

"We achieved record revenues and cash generation during the second quarter of 2022 due to increased orders for QuantaFlo® from existing and new customers," said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “At the same time, we have taken steps to evolve into a multi-product company offering healthcare solutions to our expanding client base.”

FINANCIAL RESULTS

For the quarter ended June 30, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenues of $14.8 million, an increase of $0.5 million, or 4%, compared to $14.3 million
o	Fixed fee software license revenues were $8.5 million, an increase of $0.9 million, or 12%, compared to $7.6 million
o	Variable fee software license revenues were $6.0 million, a decrease of $0.5 million, or 8%, compared to $6.5 million
●	Cost of revenues of $1.0 million for each of the periods. As a percentage of revenues, cost of revenues decreased to 6%, compared to 7%
●	Total operating expenses, which includes cost of revenues, of $9.6 million, an increase of $1.8 million, or 23%, compared to $7.8 million. As a percentage of revenues, operating expenses increased to 65%, compared to 55%
●	Pre-tax net income of $5.2 million, a decrease of $1.3 million, or 20%, compared to $6.5 million
●	Income tax expense of $1.1 million, or an effective tax rate of 22%, compared to an income tax benefit of $0.2 million, or an effective tax rate benefit of 3%, which partially accounts for the differences in net income between periods
●	Net income of $4.1 million, or $0.60 per basic share and $0.51 per diluted share, a decrease of $2.6 million, or 39%, compared to $6.7 million, or $1.00 per basic share and $0.83 per diluted share

Semler Scientific’s two largest customers (including their affiliates) comprised 38% and 32% of quarterly revenues. Revenue from Semler Scientific’s largest customer (including their affiliates) in the first quarter of 2022 was 39% of first quarter revenues.

For the six months ended June 30, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●	Revenues of $28.8, an increase of $1.3 million, or 5%, compared to $27.5 million
o	Fixed fee software license revenues were $16.4 million, an increase of $1.6 million, or 11%, compared to $14.8 million
o	Variable fee software license revenues were $11.9 million, a decrease of $0.3 million, or 3% compared to $12.2 million
●	Cost of revenues of $2.0 million, a decrease of $0.6 million, or 25%, compared to $2.6 million. As a percentage of revenues, cost of revenues decreased to 7%, compared to 9%
●	Total operating expenses, which includes cost of revenues, of $19.7 million, an increase of $4.7 million, or 31%, compared to $15.0 million. As a percentage of revenues, operating expenses increased to 68%, compared to 55%
●	Pre-tax net income of $9.1 million, a decrease of $3.4 million, or 27%, compared to $12.5 million

Income tax expense of $1.7 million, or an effective tax rate of 19% compared to $0.9 million, or an effective tax rate of 7%, which partially accounts for the differences in net income between periods

●	Net income of $7.4 million, or $1.10 per basic share and $0.92 per diluted share, a decrease of $4.2 million, or 36%, compared to $11.6 million, or $1.72 per basic share and $1.42 per diluted share

Semler Scientific’s two largest customers (including their affiliates) comprised 39% and 32% of six months revenues.

Semler Scientific had cash and cash equivalents of $40.0 million as of June 30, 2022 compared to $37.3 million as of December 31, 2021.

SECOND QUARTER 2022 MAJOR ACCOMPLISHMENTS

Among the achievements during the second quarter of 2022 were:

1.	Highest quarterly revenues since inception.
2.	Consecutive quarterly profitability since the fourth quarter of 2017.
3.	Highest cash and cash equivalents balance since inception.
4.	Re-purchased $2.8 million, representing 99,012 shares of Semler Scientific’s common stock at an average price of $28.75 per share.

2022 Financial Guidance Update

In 2022, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business.

For the second half of 2022, Semler Scientific believes that:

●	Revenue will range from $29.2 million to $31.2 million representing a growth rate of 14% to 21%

compared to the second half of 2021
●	Operating expenses will range from $22.8 million to $24.3 million

For the year ended December 31, 2022, Semler Scientific believes that:

●	Annual revenue will range from $58.0 million to $60.0 million, representing a growth rate of 9% to 14%
●	Operating expenses will range from $42.5 million to $44.0 million. The guidance for operating expenses indicates less spending than previously anticipated due to greater efficiencies achieved in Semler Sceintific’s sales organization during the first half of 2022.

OTHER NOTABLE EVENTS

Mellitus Health and Insulin Insights™

In the second quarter of 2022, Semler Scientific acquired $179,000 principal amount of outstanding convertible notes of Mellitus Health Inc., and loaned $1.0 million to Mellitus through the purchase of a senior secured promissory note.

Initial installations and new sales for Insulin Insights™ continue to progress. Semler Scientific still anticipates minimal revenue from these customers during 2022.

QuantaFlo® Product Extension

Semler Scientific is currently introducing the product extension of QuantaFlo® for use as an aid in diagnosing another cardiovascular disease to its existing client base using its current sales team. The product extension uses Semler Scientific’s installed equipment with a software update. Semler Scientific does not expect significant revenue from the extension in 2022.

Share Buyback Authorization

Semler Scientific has $17 million remaining in the board authorized stock repurchase program. The timing and amount of any transactions will be subject to the discretion of Semler Scientific based upon market conditions and other opportunities that it may have for the use or investment of cash balances.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the second quarter and first half of 2022, as well as provide a business update on Semler Scientific’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10168191/f35f88fef1. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021

Revenues	$14,828	$14,311	$28,845	$27,494
Operating expenses:
Cost of revenues	963	996	1,932	2,575
Engineering and product development	1,074	947	2,200	1,640
Sales and marketing	4,201	3,622	8,878	6,439
General and administrative	3,412	2,282	6,715	4,358
Total operating expenses	9,650	7,847	19,725	15,012
Income from operations	5,178	6,464	9,120	12,482
Interest income	13	3	14	6
Other income	—	6	—	5
Other income	13	9	14	11
Pre-tax net income	5,191	6,473	9,134	12,493
Income tax provision (benefit)	1,117	(215)	1,700	928
Net income	$4,074	$6,688	$7,434	$11,565
Net income per share, basic	$0.60	$1.00	$1.10	$1.72
Weighted average number of shares used in computing basic income per share	6,761,050	6,702,258	6,769,552	6,706,678
Net income per share, diluted	$0.51	$0.83	$0.92	$1.42
Weighted average number of shares used in computing diluted income per share	8,029,302	8,092,459	8,071,509	8,130,971

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	June 30,	December 31,
	2022	2021
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$40,031	$37,323
Trade accounts receivable, net of allowance for doubtful accounts of $71 and $61, respectively	5,544	3,619
Inventory, net	524	550
Prepaid expenses and other current assets	2,768	4,044
Total current assets	48,867	45,536
Assets for lease, net	1,816	1,643
Property and equipment, net	555	394
Long-term investments	821	821
Long-term notes receivable	1,179	—
Other non-current assets	2,292	332
Long-term deferred tax assets	2,106	1,946
Total assets	$57,636	$50,672

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$463	$443
Accrued expenses	5,237	3,436
Deferred revenue	981	921
Other short-term liabilities	82	80
Total current liabilities	6,763	4,880

Long-term liabilities:
Other long-term liabilities	203	245
Total long-term liabilities	203	245
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 6,864,625, and 6,824,380 shares issued, and 6,697,661 and 6,758,458 shares outstanding (treasury shares of 166,964 and 65,922), respectively	7	7
Additional paid-in capital	18,334	20,645
Retained earnings	32,329	24,895

Total stockholders’ equity	50,670	45,547

Total liabilities and stockholders’ equity	$57,636	$50,672

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	For the six months ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,434	$11,565

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	309	310
Deferred tax (benefit) expense	(160)	445
Loss on disposal of assets for lease	215	124
Allowance for doubtful accounts	38	9
Stock-based compensation	676	635
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(1,962)	(1,952)
Inventory	26	(1,375)
Prepaid expenses and other current assets	1,276	(4,381)
Other non-current assets	(1,960)	45
Accounts payable	20	(177)
Accrued expenses	1,800	1,625
Other current and non-current liabilities	(40)	(44)
Deferred revenue	60	(67)
Net Cash Provided by Operating Activities	7,732	6,762

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(258)	(237)
Notes receivable	(1,179)	—
Purchase of assets for lease	(600)	(138)
Net Cash Used in Investing Activities	(2,037)	(375)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(114)	-
Treasury stock acquired	(2,945)	-
Proceeds from exercise of stock options	72	45
Net Cash (Used in) Provided by Financing Activities	(2,987)	45
INCREASE IN CASH	2,708	6,432
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	37,323	22,079
CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,031	$28,511

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s patented and U.S. Food and Drug Administration (FDA), cleared product, QuantaFlo®, is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD). QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of mortality and major adverse cardiovascular events (MACE), associated with a positive QuantaFlo® test. Semler Scientific has an agreement with a private company to exclusively market and distribute Insulin Insights™, an FDA-cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico, except for selected accounts, and it made investments in this private software company and in another private company whose product, Discern™, is a test for early Alzheimer’s disease. Semler Scientific continues to develop additional complementary innovative products in-house, and seeks out other arrangements for additional products and services that it believes will bring value to its customers and to the company. Semler Scientific believes its current products and services, and any future products or services that it may offer, positions it to provide valuable information to its customer base, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler Scientific’s ability to evolve into a multi-product company, expansion of its client base, continued profitability and cash generation from operations and spending, projected second half and annual revenue and operating expenses, revenues from Insulin Insights™ and the QuantaFlo® extension, and the share buyback program. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, whether or not QuantaFlo® can successfully test another cardiovascular disease, as well as Semler Scientific’s ability to continue to control expenses and preserve cash and meet its projected revenue and operating expense targets, whether or not the seasonality trends identified in the first quarter will continue, as well as continued uncertainty created by the ongoing COVID-19 pandemic, including any new variants, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.

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